Exhibit 10.29

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        This Amended and Restated Employment Agreement (the "Restated Agreement") by and between Menninga Electric, Inc. (the "Company"), a IA corporation and a wholly owned subsidiary of Integrated Electrical Services, Inc., a Delaware corporation ("IES"), IES and Johnny A. Menninga ("Executive") is hereby entered into effective as of this 30th day of May, 2003 (the "Effective Date").

RECITALS

        As of the Effective Date, the Company, IES and other subsidiaries of IES (collectively, the "IES Companies") are engaged primarily in the providing of electrical and communications contracting services.

        The Company and Executive have previously entered into an Employment Agreement dated effective as of June 9, 2003 (the "Employment Agreement") that sets forth certain terms and conditions relating to Executive's employment with the Company.

        The Company and Executive have determined that the Employment Agreement should be amended and restated.

        Therefore, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed that the Employment Agreement is amended and restated in its entirety as follows:

AGREEMENTS

        1.     Employment and Duties.    The Company hereby employs Executive as President or in such other position with the Company, IES or another IES Company as from time to time is determined by the Company or IES.

        2.     Term.    The term of this Restated Agreement shall commence on the Effective Date and continue until terminated by either the Executive or the Company or IES upon ten (10) days' prior written notice. In the event of termination of the Restated Agreement, except as provided in paragraph 9, the provisions of paragraphs 3, 4, 5, 6 and 7 herein shall survive pursuant to their terms.

        3.     Non-Competition Agreement.

          (a)   Executive recognizes that the Company's and IES' willingness to enter into this Restated Agreement is based in material part on Executive's agreement to the provisions of this paragraph 3 and that Executive's breach of the provisions of this paragraph 3 could materially damage the IES Companies. Subject to the further provisions of this Restated Agreement, Executive will not, during the term of his employment with any IES Company, and for a period of eighteen (18) months immediately following the termination of such for any reason whatsoever, except as may be set forth herein, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

            (i)    engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any electrical contracting or communications business in direct competition with any IES Company within 100 miles of where any IES Company conducts business, including any territory serviced by an IES Company during the term of Executive's employment (the "Territory");

            (ii)   hire, employ (or offer to hire or employ) any IES Company employee for the purpose or with the intent of enticing such employee away from or out of the employ of the IES Company;

            (iii)  call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of an IES national account or IES Company within the

    Territory for the purpose of soliciting or selling electrical or communications contracting products or services;

            (iv)  call upon any prospective acquisition candidate, on Executive's own behalf or on behalf of any competitor, which candidate was, to Executive's knowledge after due inquiry, either called upon by an IES Company or for which an IES Company made an acquisition analysis, for the purpose of acquiring such entity; or

            (v)   disclose customers, whether in existence or proposed, of an IES Company to any person, firm, partnership, corporation or business for any reason or purpose whatsoever except to the extent that the IES Company has in the past disclosed such information to the public for valid business reasons.

          Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Executive from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business, whose stock is traded on a national securities exchange, the NASDAQ Stock Market or on an over-the-counter or similar market, unless the Board of Directors of the Company consents to such acquisition.

          (b)   Because of the difficulty of measuring economic losses to the IES Companies as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the IES Companies for which they would have no other adequate remedy, Executive agrees that foregoing covenant may be enforced by the Company or IES, in the event of breach by Executive, by injunctions and restraining orders. Executive further agrees to waive any requirement for the securing or posting of any bond in connection with such remedies.

          (c)   It is agreed by the parties that the foregoing covenants in this paragraph 3 impose a reasonable restraint on Executive in light of the activities and business of the IES Companies on the date of the execution of this Agreement and the current plans of the IES Companies; but it is also the intent of the Company and IES and Executive that such covenants be construed and enforced in accordance with the changing activities, business and locations of the IES Companies throughout the term of this covenant, whether before or after the date of termination of the employment of Executive, unless the Executive was conducting such new business prior to any IES Company conducting such new business. For example, if, during the term of this Restated Agreement, an IES Company engages in new and different activities, enters a new business or establishes new locations for its current activities or business in addition to or other than the activities or business enumerated under the Recitals above or the locations currently established therefore, then Executive will be precluded from soliciting the customers or employees of such new activities or business or from such new location and from directly competing with such new business within 100 miles of its then-established operating location(s) through the term of this covenant, unless the Executive was conducting such new business prior to any IES Company conducting such new business.

          (d)   It is further agreed by the parties hereto that, in the event that Executive shall cease to be employed hereunder and shall enter into a business or pursue other activities not in competition with the electrical contracting activities of the IES Companies or similar activities or business in locations the operation of which, under such circumstances, does not violate clause (a)(i) of this paragraph 3, and in any event such new business, activities or location are not in violation of this paragraph 3 or of Executive's obligations under this paragraph 3, if any, Executive shall not be chargeable with a violation of this paragraph 3 if the IES Companies shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.

          (e)   The covenants in this paragraph 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that the court deems reasonable, and the Agreement shall thereby be reformed.

          (f)    All of the covenants in this paragraph 3 shall be construed as an agreement independent of any other provision in this Restated Agreement, and the existence of any claim or cause of action of Executive against the IES Companies, whether predicated on this Restated Agreement or otherwise, shall not constitute a defense to the enforcement by IES or the Company of such covenants. It is specifically agreed that the period of eighteen (18) months (subject to the further provisions of this Restated Agreement) following termination of employment stated at the beginning of this paragraph 3, during which the agreements and covenants of Executive made in this paragraph 3 shall be effective, shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this paragraph 3.

          (g)   The Company and IES and Executive hereby agree that this covenant is a material and substantial part of this transaction.

        4.     Return of Company Property.    All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Executive by or on behalf of the Company, IES or any IES Companies or their representatives, vendors or customers which pertain to the business of the Company or IES or any IES Companies shall be and remain the property of the Company or IES or the IES Company, as the case may be, and be subject at all times to their discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company or IES or the IES Company which is collected by Executive shall be delivered promptly to the Company without request by it upon termination of Executive's employment.

        5.     Inventions.    Executive shall disclose promptly to the Company (or to IES or his then-current IES Company employer if it is other than the Company) any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Executive, solely or jointly with another, during the period of employment or within one year thereafter, if conceived during employment, and which are directly related to the business or activities of the IES Companies and which Executive conceives as a result of his employment by the IES Companies. Executive hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the employing IES Company, Executive shall execute any and all applications, assignments or other instruments that such IES Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the IES Company's interest therein.

        6.     Trade Secrets.    Executive agrees that he will not, during or after the term of this Restated Agreement, disclose the specific terms of the Company's, IES' or IES Companies' relationships or agreements with their respective significant vendors or customers or any other significant and material trade secret of the Company, IES or IES Companies, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

        7.     Confidentiality.

          (a)   Executive acknowledges and agrees that all Confidential Information (as defined below) of the IES Companies is confidential and a valuable, special and unique asset of the IES Companies that gives the IES Companies an advantage over their actual and potential, current and future competitors. Executive further acknowledges and agrees that Executive owes the IES Companies a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use, that certain Confidential Information constitutes "trade secrets" under applicable laws and, that unauthorized disclosure or unauthorized use of the IES Companies' Confidential Information would irreparably injure the IES Companies.

          (b)   Both during the term of Executive's employment and after the termination of Executive's employment for any reason (including wrongful termination), Executive shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the IES Companies, in accordance with the duties assigned to Executive. Executive shall not, at any time (either during or after the term of Executive's employment), disclose any Confidential Information to any person or entity (except other employees of the IES Companies who have a need to know the information in connection with the performance of their employment duties), or copy, reproduce, modify, decompile or reverse engineer any Confidential Information, or remove any Confidential Information from the IES Companies' premises, without the prior written consent of the President of the employing IES Company, or permit any other person to do so. Executive shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This Restated Agreement applies to all Confidential Information, whether now known or later to become known to Executive.

          (c)   Upon the termination of Executive's employment with the IES Companies for any reason, and upon request of the employing IES Company at any other time, Executive shall promptly surrender and deliver to the IES Company all documents and other written material of any nature containing or pertaining to any Confidential Information and shall not retain any such document or other material. Within five days of any such request, Executive shall certify to the IES Company in writing that all such materials have been returned.

          (d)   As used in this Agreement, the term "Confidential Information" shall mean any information or material known to or used by or for the IES Companies (whether or not owned or developed by the IES Company and whether or not developed by Executive) that is not generally known to persons in the electrical contracting business. Confidential information includes, but is not limited to, the following: all trade secrets of the IES Companies; all information that the IES Companies have marked as confidential or has otherwise described to Executive (either in writing or orally) as confidential; all nonpublic information concerning the IES Companies' products, services, prospective products or services, research, product designs, prices, discounts, costs, marketing plans, marketing techniques, market studies, test data, customers, customer lists and records, suppliers and contracts; all IES Companies business records and plans; all IES Companies personnel files; all financial information of or concerning the IES Companies; all information relating to operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to the IES Companies; all computer hardware or software manual; all training or instruction manuals; and all data and all computer system passwords and user codes.

        8.     Release.    Notwithstanding anything in this Restated Agreement to the contrary, Executive shall not be entitled to receive any payments pursuant to this Restated Agreement unless Executive has executed (and not revoked) a general release of all claims Executive may have against the IES Companies in a form of such release reasonably acceptable to the employing IES Company.

        9.     Termination Payment.    In the event the employing IES Company determines to terminate Executive with or without cause during the term of this Restated Agreement, the employing IES Company, at its sole option, which must be exercised within twenty (20) days of the date of such termination, shall pay Executive one times his then-current annual salary, payable pursuant to normal payroll practice in return for Executive's continuing to be bound by the terms of paragraph 3 of this Restated Agreement for a period of eighteen (18) months from the date of termination. In the event the employing IES Company does not exercise the option to make the above-described payment to Executive, the terms of paragraph 3 of this Restated Agreement shall terminate effective with the termination of employment of Executive.

        In the event Executive voluntarily terminates his employment, no payment shall be due and the terms of paragraph 3 of this Restated Agreement shall continue for a period of eighteen (18) months from the date of termination.

        10.   Complete Agreement.    The Employment Agreement dated effective as of June 9, 2003 is hereby amended and restated in its entirety by this Restated Agreement. Executive has no oral representations, understandings or agreements with the Company, IES or any of their officers, directors or representatives covering the same subject matter as this Restated Agreement. This written Restated Agreement is the final, complete and exclusive statement and expression of the agreement between the Company, IES and Executive and of all the terms of this Restated Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Restated Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company, IES and Executive, and no term of this Restated Agreement may be waived except by writing signed by the party waiving the benefit of such term. Without limiting the generality of the foregoing, either party's failure to insist on strict compliance with this Restated Agreement shall not be deemed a waiver thereof.

        11.   Notice.    Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:	Menninga Electric, Inc. Attn: Regional Operating Office 905 West 8th Street Pella, IA 50219
with a copy to:	Law Department Integrated Electrical Services, Inc. 1800 West Loop South, Suite 500 Houston, Texas 77027
To Executive:	Johnny A. Menninga 1299 Emerald Drive Otley, IA 50214

Notice shall be deemed given and effective on the earlier of three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 11.

        12.   Severability; Headings.    If any portion of this Restated Agreement is held invalid or inoperative, the other portions of this Restated Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Restated Agreement or of any part hereof.

        13.   Governing Law.    This Restated Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflicts of law provisions.

        14.   Counterparts.    This Restated Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective for all purposes as of the Effective Date.

EXECUTIVE
By:	/s/ Johnny A. Menninga
Name:	Johnny A. Menninga
Title:	President
Menninga Electric, Inc.
By:	/s/ Ray Holan
Name:	Ray Holan
Title:	Assistant Secretary
INTEGRATED ELECTRICAL SERVICES
By:	/s/ Margie M. Harris
Name:	Margie M. Harris
Title:	Sr., Vice President, Human Resources